Exhibit 10.1

MANGOCEUTICALS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 1st day of May 2023 to be effective as of the Effective Date as defined below between Mangoceuticals, Inc., a corporation organized under the laws of the state of Texas (the “Company”), and Amanda Hammer, an individual (“Employee”) (each of the Company and Employee are referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the services of the Employee as Chief Operating Officer of the Company, and the Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

ARTICLE I.

EMPLOYMENT; TERM; DUTIES

1.1. Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Employee, and Employee hereby accepts such employment for a period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one-year periods after the Initial Term (each an “Automatic Renewal Term” and the Initial Term together with all Automatic Renewal Terms, if any, the “Term”) in the event that neither Party provides the other written notice of their intent not to automatically extend the term of this Agreement at least sixty (60) days prior to the end of the Initial Term or any Automatic Renewal Term, as applicable (each a “Non-Renewal Notice”).

1.2. Duties and Responsibilities. Employee shall devote her full-time, attention, and energies to the business of the Company and will diligently and to the best of her ability perform all duties incident to her employment hereunder, shall perform such administrative, managerial and Employee duties for the Company (a) as are prescribed by applicable job specifications for the Employee, (b) as are customarily vested in and incidental to such position, and (c) as may be assigned to her from time to time by the Board of Directors of the Company (the “Board”).

1.3. Covenants of Employee.

1.3.1 Best Efforts. Employee shall devote her best efforts to the business and affairs of the Company. Employee shall perform her duties, responsibilities and functions to the Company hereunder to the best of her abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with her duties hereunder, including all United States federal and state securities laws applicable to the Company.

1.3.2 Records. Employee shall use her best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which she may have custody, and promptly pay and deliver the same whenever she may be directed to do so by the Board.

1.3.3 Compliance. Employee shall use her best efforts to maintain the Company’s compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly traded companies under the Exchange Act. Employee shall at all times comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

1.3.4 Exchange Act Filing Requirements. The Employee agrees and acknowledges that due to the Employee’s status as a Section 16(a) “officer” of the Company (as described in Rule 16a-1(f) of the Exchange Act), she has an obligation, at such time as the Company’s common stock is registered under the Exchange Act, to file various beneficial ownership reports and forms with the Securities and Exchange Commission, including Forms 3, 4 and 5 (where applicable) and that such obligation is solely the Employee’s regardless of whether the Company assists the Employee in filing such forms or not. The Employee agrees to use her best efforts to timely and adequately file all required beneficial ownership reports and forms required under the Exchange Act.

1.4. Effective Date. The “Effective Date” of this Agreement shall be May 1, 2023.

ARTICLE II.

COMPENSATION AND OTHER BENEFITS

2.1. Base Salary. So long as this Agreement remains in effect, for all services rendered by Employee hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary of $150,000 for the Term of this Agreement, pro-rated for any partial calendar years (the “Base Salary”). Notwithstanding the above, the Committee (as defined below) or the Board, with the recommendation of the Committee, may also increase the Base Salary from time to time, at any time, in its/their discretion. Such increase(s) in salary shall be documented in the Company’s records but shall not require the Parties to enter into a new or amended form of this Agreement.

2.2. Equity Grant Sign-On Bonus. In consideration for agreeing to the terms of this Agreement, Employee shall receive a sign-on bonus of (a) 75,000 shares of common stock of the Company, vested in full upon issuance, and (b) options to purchase an additional 150,000 shares of common stock of the Company, with an exercise price of the greater of (i) $1.10 per share; and (ii) the closing sales price of the Company’s common stock on the Nasdaq Capital Market on the date this Agreement and the grant is approved by the Board, with options to purchase 50,000 shares vesting every twelve months that this Agreement is in effect, subject to the terms of the Company’s 2022 Equity Incentive Plan. The options shall be exercisable for a period of ten years (or such maximum period permitted by the Company’s 2022 Equity Incentive Plan or applicable law) and shall be documented by a separate option agreement entered into by the Company and Employee after the date hereof.

2.3. Discretionary Bonus. Employee shall be eligible for a yearly discretionary cash bonus (a “Cash Bonus”) and equity bonus (the “Equity Bonus”) equal to an amount as determined by the Committee of the Board (if any)(the “Committee”) or the Board, with the recommendation of the Committee and based on the condition of the Company’s business and results of operations, the Committee’s evaluation of Employee’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Committee. Each Cash Bonus shall be paid in the Committee’s discretion at the same time annual bonuses are paid to other executives of the Company, provided that the annual targeted Cash Bonus shall be in an amount equal to 100% of Employee’s Base Salary (as may be increased from time to time) (the “Targeted Bonus”). The Committee, or the Board, with the recommendation of the Committee, may also pay or grant discretionary Cash Bonuses or Equity Bonuses, or increase the Targeted Bonus, from time to time in its/their discretion. Such increase(s) in Targeted Bonus shall be documented in the Company’s records, but shall not require the Parties to enter into a new or amended form of this Agreement. The Equity Bonus may be in the form of common stock, stock options or other equity-based consideration, in such amounts and with such terms as may be determined by the Committee or the Board, with the recommendation of the Committee, from time to time. Except as specified in ARTICLE III regarding the payment of a bonus and other compensation following Employee’s termination of employment under certain circumstances, nothing herein shall require the Committee or the Board to pay the Targeted Bonus or any Cash Bonus or Equity Bonus. Except as specified in ARTICLE III regarding the payment of a bonus and other compensation following Employee’s termination of employment, all bonuses paid to the Employee shall be in the discretion of the Committee or the Board with the recommendation of the Committee, absent a written agreement providing otherwise. Employee must remain an active employee through the end of any given performance bonus determination period. Notwithstanding the foregoing, no bonus will be paid later than March 15th of the year following the year which such bonus relates.

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2.4. Performance Standards. Employee and the Company agree that the Employee’s discretionary Cash Bonus and equity-based compensation (including the Equity Bonus) may, but shall not be required to, be based on the Employee’s and the Company’s achievement of performance goals that may be established by the Committee after discussion with the Employee and her supervisors (if any). Until or unless the Company and the Committee establish performance goals, the Employee’s discretionary Cash Bonus and equity-based compensation (including the Equity Bonus) will be wholly discretionary.

2.5. Equity Awards. During the Term, the Employee shall be eligible to receive equity and equity-based awards (including the Equity Bonus) in the discretion of the Board or the Committee and on such terms and conditions as determined by the Board or the Committee. Any equity and equity-based awards (including the Equity Bonus) granted to the Employee, whether before or after the Effective Date, shall be governed by the terms and conditions of the applicable Company equity incentive plan(s), as may be in effect from time to time, and the award agreements governing such equity or equity-based awards (any such plan and award agreements, collectively, the “Equity Agreements”). Any equity-based awards granted to Employee after the Effective Date shall have vesting and exercisability terms that are no less favorable to Employee than the terms required by this Agreement.

2.6. Additional Grants/Awards. Employee shall be eligible to receive additional equity incentive grants or cash bonus awards as determined by the Board or a committee of the Board in its sole discretion.

2.7. Vacation. Employee will be entitled to twenty (20) days of paid time-off (“PTO”) per year. PTO days shall accrue beginning on the 1st of January for each year during the term of this Agreement. Unused PTO days shall expire on December 31st of each year and shall not roll over into the next year. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company, which approval shall not be unreasonably withheld.

2.8. Other Benefits. During the Term, the Employee shall be entitled to participate in any employee benefit plans or programs for which she is eligible that are provided by the Company to its management employees, such as retirement, health, life insurance, and disability plans, vacation and sick leave policies, business expense reimbursement policies that the Company has in effect from time to time, and stock option plan, 401(k) plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board or the Committee, as applicable), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior employees. The Company retains the right to terminate or alter the terms of any benefit programs that it may establish, provided that no such termination or alteration shall adversely affect any vested benefit under any benefit program or other obligation set forth in this Agreement.

2.9. Business Expenses. Subject to Section 5.14.3, so long as this Agreement is in effect, the Company shall reimburse Employee for all reasonable, out-of-pocket business expenses incurred in the performance of her duties hereunder subject to the Company’s reimbursement policies in effect from time to time.

2.10. Withholdings. All amounts payable to Employee pursuant to this Agreement shall be less all required withholdings and deductions.

ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1. Termination of Employment. Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1 upon the death of Employee;

3.1.2 upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform her duties and obligations under this Agreement for either ninety (90) consecutive days or one hundred eighty (180) days in any twelve (12) month period;

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3.1.3 upon delivery to the Company of written notice of termination by Employee for any reason other than for Good Reason, or, if Employee delivers a notice of termination pursuant to Section 1.1, upon the expiration of the Initial Term or the applicable Automatic Renewal Term during which such notice is provided;

3.1.4 upon delivery to Employee of written notice of termination by the Company for Cause, or if the Company delivers a notice of termination pursuant to Section 1.1, upon the expiration of the Initial Term or the applicable Automatic Renewal Term during which such notice is provided;

3.1.5 upon delivery of written notice of termination from Employee to the Company for Good Reason, provided, however, that prior to any such termination by Employee pursuant to this Section 3.1.5, Employee shall have advised the Company in writing within thirty (30) days after the initial occurrence of any circumstances that would constitute Good Reason, the Company shall have thirty (30) days following receipt of Employee’s written notice (the “Cure Period”) to cure such initial occurrence of any circumstances that would constitute Good Reason, with the exception of only five (5) days written notice in the event the Company reduces Employee’s Base Salary without Employee’s consent or fails to pay Employee any compensation due her, and further provided that such written notice of termination is provided by Employee within thirty (30) days after the end of such Cure Period, provided that such initial occurrence of the circumstances constituting Good Reason has not been cured during such Cure Period; or

3.1.6 upon delivery to Employee of written notice of termination by the Company without Cause.

3.2. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1 “Cause” shall mean, in the context of a basis for termination by the Company of Employee’s employment with the Company, that:

(i) Employee materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within twenty (20) days of written notice thereof from the Company (except for breaches of ARTICLE IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii) Employee commits any act of misappropriation of funds or embezzlement; or

(iii) Employee commits any act of fraud; or

(iv) Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

3.2.2 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

3.2.3 “Code” means the Internal Revenue Code of 1986, as amended.

3.2.4 “Good Reason” shall mean, in the context of a basis for termination by Employee of her employment with the Company (a) a material diminution in her authority, duties, or responsibilities; (b) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, including, if applicable, a requirement that Employee report to an officer or employee of the Company rather than reporting to the Board; (c) a material breach by the Company of this Agreement, or (d) a material diminution in Employee’s Base Salary.

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3.2.5 “Severance Months” means (a) three (3), in the event the period of time between the Effective Date and the Termination Date is less than one year; (b) six (6), in the event the period of time between the Effective Date and the Termination Date is one year or more, but less than two years; (c) nine (9), in the event the period of time between the Effective Date and the Termination Date is two years or more, but less than three years; and (d) twelve (12), in the event the period of time between the Effective Date and the Termination Date is more than three years.

3.2.6 “Termination Date” shall mean the date on which Employee’s employment with the Company hereunder is terminated.

3.3. Effect of Termination. In the event that Employee’s employment hereunder is terminated in accordance with the provisions of this Agreement, Employee shall be entitled to the following:

3.3.1 If Employee’s employment is terminated pursuant to Sections 3.1.1 (death) or Section 3.1.2 (disability), Employee or her estate shall be entitled to a lump-sum, cash severance payment equal to the sum of (a) Employee’s Base Salary accrued through the Termination Date; (b) any unpaid Cash Bonus for the prior year that would have been paid had Employee not been terminated prior to such payment; and (c) Employee’s Targeted Bonus for the year of termination, multiplied by the number of days in such year preceding the Termination Date divided by 365. Employee or her estate shall be entitled to no other benefits other than as required under the terms of the employee benefit plans in which Employee was participating as of the Termination Date and continuation of health insurance benefits on the terms and to the extent required by COBRA, or such other similar law or regulation as may be applicable to the Employee or the Company with respect to the Employee. Additionally, and notwithstanding anything to the contrary in any Equity Agreement, any unvested stock options or equity-based compensation held by Employee shall vest and shall be exercisable until the earlier of (i) ninety (90) days from the Termination Date and (ii) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances.

3.3.2 If Employee’s employment is terminated pursuant to Section 3.1.3 (without Good Reason by the Employee, including non-renewal), or Section 3.1.4 (by the Company for Cause or the Company’s non-renewal), Employee shall be entitled to her Base Salary accrued through the Termination Date and no other benefits other than as required under the terms of the employee benefit plans in which Employee was participating as of the Termination Date and continuation of health insurance benefits on the terms and to the extent required by COBRA, or such other similar law or regulation as may be applicable to the Employee or the Company with respect to the Employee. Additionally, any unvested stock options or equity-based compensation held by Employee shall immediately terminate and be forfeited (unless otherwise provided in the applicable Equity Agreement) and any previously vested stock options (or, if applicable, equity-based compensation) shall be subject to terms and conditions set forth in the applicable Equity Agreement, as such may describe the rights and obligations upon termination of employment of Employee.

3.3.3 If Employee’s employment is terminated by Employee pursuant to Section 3.1.5 (Good Reason) or by the Company pursuant to Section 3.1.6 (without Cause, except pursuant to a nonrenewal, which is discussed in Section 3.3.2, above), (a) Employee shall be entitled to her Base Salary accrued through the Termination Date and any unpaid Cash Bonus for the prior completed calendar year that would have been paid had Employee not been terminated prior to such payment, plus a lump-sum, cash severance payment equal to (x) the sum of (i) an amount equal to Employee’s current annual Base Salary; plus (ii) an amount equal to Employee’s Targeted Bonus for the year containing the Termination Date, multiplied by (y) a fraction, (A) the numerator of which shall equal the Severance Months, and (B) the denominator of which shall equal twelve (12) (such total payment referred to herein as, the “Severance Payment”); and (b) provided Employee elects to receive continued health insurance coverage through COBRA, the Company will pay Employee’s monthly COBRA contributions for continued health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) for the Severance Months following the Termination Date (the “Health Payment”); provided, however, that if at any time Employee is covered by a substantially similar level of health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make the Health Payment. Additionally, and notwithstanding anything to the contrary in any Equity Agreement, any unvested stock options or equity compensation previously granted to the Employee will vest immediately upon such termination and shall be exercisable by the Employee until the earlier of (a) ninety (90) days from the date of termination and (b) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances. Employee shall be entitled to no other post-employment benefits except as provided for under this Section 3.3.3 and for benefits payable under the applicable benefit plans in which Employee is entitled to participate through the Termination Date, subject to and in accordance with the terms of such plans.

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3.3.4 As a condition to Employee’s right to receive any benefits pursuant to Section 3.3.3 of this Agreement, (A) Employee must, within sixty (60) days of such termination date, execute and deliver to the Company a written release in form and substance reasonably satisfactory to the Company, of any and all claims against the Company and all Board members and officers of the Company with respect to all matters arising out of Employee’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Employee has accrued a benefit); and (B) Employee must not breach any of her covenants and agreements under ARTICLE IV of this Agreement, which shall continue following the Termination Date.

3.3.5 In the event of termination of Employee’s employment pursuant to Section 3.1.4 (by the Company for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Employee giving rise to such termination. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Employee in connection with such acts or omissions.

3.3.6 Upon termination of Employee’s employment hereunder, or on demand by the Company during the term of this Agreement, Employee will immediately deliver to the Company, and will not keep in her possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Employee pursuant to her employment with the Company, obtained by Employee in connection with her employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

3.4. Treatment of Equity. To the extent not specifically provided for herein, the vesting and exercisability of equity and equity-based awards (if any) held by the Employee at the termination of her employment, and all other terms of such equity and equity-based awards (if any), shall be governed by the Equity Agreements.

3.5. Payment Timing. Unless otherwise specifically provided herein, any payments to be made to Employee pursuant to Section 3.3.3 shall commence as soon as administratively practicable, and in no event later than the Company’s first regularly scheduled payroll date following, the date that the release described in Section 3.3.4 becomes irrevocable by Employee. Notwithstanding the foregoing, in the event the time period for Employee to return such a release spans two tax years, payments pursuant to Section 3.3.3 shall not commence until the second tax year.

ARTICLE IV.

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION

AND RESTRICTIVE COVENANTS

4.1. Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during her employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

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4.2. Confidential/Trade Secret Information/Non-Disclosure.

4.2.1 Confidential/Trade Secret Information Defined. During the course of Employee’s employment, Employee will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Employee and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Employee for the Company, including its subsidiaries, affiliates and predecessors, during the term of Employee’s employment with the Company and prior thereto. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company, its subsidiaries, affiliates or predecessors (including, but not limited to Designer Apparel Group, LLC), or owned thereby, which shall be included in Confidential/Trade Secret Information, (b) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (c) has been received lawfully and in good faith by Employee from a third party who is not and has never been an Employee of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2 Restriction on Use of Confidential/Trade Secret Information. Employee agrees that her use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i) Non-Disclosure. Employee agrees that she will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Employee’s job duties to the Company under this Agreement;

(ii) Non-Removal/Surrender. Employee agrees that she will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to her duties under this Agreement. Employee further agrees that she shall surrender to the Company all documents and materials in her possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of her employment with the Company, and that she shall not thereafter retain any copies of any such materials; and

(iii) Defend Trade Secrets Act. In accordance with 18 U.S.C. § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(a) is made—(1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Employee has the right to disclose, in confidence, trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

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4.2.3 Prohibition Against Unfair Competition/Non-Solicitation of Customers. Employee agrees that at no time during or after her employment with the Company will she engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Employee agrees that during the Term and the twelve (12) month period following the Termination Date, she will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Employee worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Employee’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

4.3. Conflict of Interest. During Employee’s employment with the Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. If the Company or the Employee has any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the CEO of the Company for consideration and approval or non-approval, which approval or non-approval the Employee agrees shall be binding on the Employee.

4.4. Non-Solicitation of Employees and Consultants. Employee agrees that during the Term and for the twelve (12) month period following the date of the termination of this Agreement, she shall not, directly or indirectly, solicit or otherwise encourage any employees or consultants of the Company to leave the employ or service of the Company, or solicit, directly or indirectly, any of the Company’s employees or consultants for employment or service; provided, however, that Employee may solicit an employee or consultant if (a) such employee or consultant has resigned voluntarily (without any solicitation from Employee), and at least one (1) year has elapsed since such employee’s or consultant’s resignation from employment or termination of service with the Company, (b) such employee’s employment or consultant’s services was terminated by the Company, and if one (1) year has elapsed since such employee or consultant was terminated by the Company, (c) the Company has consented to the solicitation of such employee or consultant in writing, which consent the Company may withhold in its sole discretion, or (d) such solicitation solely occurs by general solicitations for employment to the public.

4.5. Non-Solicitation of Contacts. Employee agrees that during the Term and during the twelve (12) month period following the Termination Date, Employee shall not: (a) interfere with the Company’s business relationship with its partners, investors, customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) contact any investors, shareholders or partners of the Company except with the written approval of the Company.

4.6. Non-Competition. For $10 and other good and valuable consideration which Employee acknowledges the receipt and sufficiency of, Employee agrees to comply with the terms and conditions of this Section 4.6. During the Term and for a period of twelve (12) months after the end of the Term (the “Non-Compete Period”), Employee (whether by herself, through her employers or employees or agents or otherwise, and whether on her own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, renting, aggregating, trading, distributing, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area (the “Non-Competition Requirement”).

4.6.1 For purposes of this Section 4.6, the following terms shall have the following meanings:

(i) “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

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(ii) “Restricted Area” means anywhere in the United States, in which the Company or any of its Subsidiaries provides Restricted Services or Restricted Products, directly or indirectly, during the twelve (12) months preceding the Termination Date of Employee’s services hereunder.

(iii) “Restricted Products” means any product that the Company or any of its Subsidiaries has provided or is developing, manufacturing, distributing, selling and/or providing at any time during the Term, or which the Employee obtained any trade secret or other Confidential/Trade Secret Information about at any time during the Term, or which she became aware of as a result of services rendered under this Agreement.

(iv) “Restricted Services” means any services that the Company or any of its Subsidiaries has provided or is developing, performing and/or providing at any time during the Term, or which Employee obtained any trade secret or other Confidential/Trade Secret Information about at any time during the Term, or which she became aware of as a result of services rendered under this Agreement.

(v) “Subsidiary” or “Subsidiaries” means any or all Persons of which the Company owns directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least 51% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) at least 51% of the economic interests of such Person.

4.7. Breach of Provisions. If Employee materially breaches any of the provisions of this ARTICLE IV, or in the event that any such breach is threatened by Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this ARTICLE IV.

4.8. Permitted Activities. Notwithstanding any provision in this ARTICLE IV, Restricted Products and Restricted Services shall not include products or services which are sold or distributed in a retail setting, i.e., as long as the activities are not related to an online-mail order pharmacy Employee shall be able to perform services as an employee, employer, consultant, agent, investor, principal, partner, stockholder, own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, renting, aggregating, trading, distributing, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area as long as Employee is not providing services for another online-mail order pharmacy.

4.9. Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this ARTICLE IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.10. Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of any part or Section of ARTICLE IV hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Employee further agrees that the restricted period set forth in this ARTICLE IV shall be tolled, and shall not run, during the period of any breach by Employee of any of the covenants contained this ARTICLE IV. Finally, no other violation of law attributed to the Company, or change in the nature or scope of Employee’s employment or other relationship with the Company, shall operate to excuse Employee from the performance of her obligations under this ARTICLE IV. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

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ARTICLE V.

MISCELLANEOUS

5.1. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns. Employee may not assign any of her rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity which shall not require the approval or consent of Employee.

5.2. Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the Company agrees to provide Employee with coverage under the Company’s directors’ and officers’ liability insurance policies as may be in effect from time to time (the “D&O Policy”), in each case, on terms not less favorable than those provided to any other directors and/or officers of the Company and/or as provided for in any applicable corporate governance documents of the Company as in effect from time to time. It is the express intent of the Parties to this Agreement that the Company agrees to indemnify Employee to the maximum extent allowed by law, consistent with the terms of the D&O Policy.

5.3. Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within forty eight (48) hours by letter mailed or delivered to the Party to be notified at its or her address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other Party set forth or to such other address as may be specified by notice given in accordance with this Section 5.35.2:

If to the Company:	Mangoceuticals, Inc. 15110 Dallas Parkway, Suite 600 Dallas, Texas 75248 Attention: Jacob Cohen Email: jacob@mangorx.com

If to the Employee:	Amanda Hammer XXXXXXX XXXXXXX Email: XXXXXXX

5.4. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, provided that should a court of competent jurisdiction determine that the scope of any provision of this Agreement is too broad to be enforced as written, the Parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the Parties intend that the affected provision be enforced as so amended.

5.5. Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

5.6. Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

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5.7. Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties.

5.8. Attorneys’ Fees. If either Party hereto commences an action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing Party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without regard to any of its conflict of law or choice of law rules.

5.10. Survival. The termination of Employee’s employment with the Company pursuant to the provisions of this Agreement shall not affect Employee’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Employee’s obligations under ARTICLE IV of this Agreement.

5.11. Legal Counsel. Employee acknowledges and warrants that (a) she has been advised that Employee’s interests may be different from the Company’s interests, (b) she has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of her choice and (c) she knowingly and voluntarily entered into this Agreement. The Company and Employee shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

5.12. Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by ..pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5.13. Section 280G Safe Harbor Cap. In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Employee whether pursuant to this Agreement or any other agreement between Employee and the Company, or any person or entity that acquires ownership or effective control the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Employee without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Employee after reducing Employee’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Employee without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to this Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Employee. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under ARTICLE III, including determinations as to whether the Total Payments to Employee shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). In making such determinations, the Accounting Firm shall allocate payments hereunder to Employee’s covenants under ARTICLE IV and to services provided to the maximum extent permissible. If the Accounting Firm determines that the Total Payments to Employee shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 5.13 (hereinafter referred to as, an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Employee made on the date such Employee received the Excess Payment and Employee shall repay the Excess Payment to the Company on demand; provided, however, if Employee shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Employee shall not be required to repay the Excess Payment (if Employee has already repaid such amount, the Company shall refund the amount to the Employee), and the Company shall pay Employee an amount equal to the difference between the Total Payments and the Safe Harbor Cap (provided that such amount has previously been repaid by the Employee or not previously paid by the Company).

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5.14. Section 409A Compliance.

5.14.1 This Agreement is intended to comply with Section 409A of the Code (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement shall be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or under the separation pay exception) to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

5.14.2 Notwithstanding any other provision of this Agreement, if at the time of the Employee’s termination of employment, the Employee is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or under the separation pay exception) that are provided to the Employee on account of Employee’s separation from service shall not be paid until the first payroll date to occur following the six (6) month anniversary of the Termination Date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six (6) month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Employee dies during the six (6) month period, any delayed payments shall be paid to the Employee’s estate in a lump sum upon the Employee’s death. To the extent that the foregoing applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Employee during the first six (6) months following her separation from service (the “Six-Month Period”), provided that, during such Six-Month Period, Employee pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Employee for any such payments made by the Employee in a lump sum not later than thirty (30) days following the sixth (6) month anniversary of the Employee’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Employee on a monthly basis in advance, results in the Employee not being required to recognize any federal income tax on receipt of the benefit coverage during the Six-Month Period.

5.14.3 Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement; (b) the amount of expenses eligible for reimbursement or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense was incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”

Mangoceuticals, Inc.
a Texas corporation

By:	/s/ Jacob D. Cohen
Name:	Jacob D. Cohen
Its:	Chief Executive Officer

“EMPLOYEE”

By:	/s/Amanda Hammer
Amanda Hammer

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